EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13G (including any and all amendments thereto) with respect to the common stock of Astra Space, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of July 8, 2021.

A/NPC Holdings LLC

By: /s/ Oren Klein
Oren Klein, Chief Financial Officer

Newhouse Broadcasting Corporation

By: /s/ Oren Klein
Oren Klein, Chief Financial Officer

Advance Publications, Inc.

By: /s/ Oren Klein
Oren Klein, Chief Financial Officer

Newhouse Family Holdings, L.P.

By: Advance Long-Term Management Trust,
as General Partner

By: /s/ Michael A. Newhouse
Michael A. Newhouse, Trustee

Advance Long-Term Management Trust

By: /s/ Michael A. Newhouse
Michael A. Newhouse, Trustee